Exhibit 7(b)

        Consent of Independent Accountants

        We hereby consent to the use in this Registration Statement on Form S-6 (File No. 811-07647) of our report dated March 19, 2003, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated June 13, 2003, relating to the financial statements of Separate Account VL, which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
January 2, 2004